Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Brera Holdings PLC has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class B Ordinary Shares, nominal value $0.005 per share (the “Class B Ordinary Shares”). References herein to “we,” “us,” “our” and “Company” refer to Brera Holdings PLC.

The following represents a summary of our securities and does not purport to be complete. It is subject to and qualified in its entirety by reference to our constitution, as amended, and certain related sections of the Companies Act, 2014 of Ireland, as amended (the “Irish Companies Act”). We encourage you to read our constitution and amendments thereto, which are attached as exhibits to this annual report, as well as the applicable sections of the Irish Companies Act for additional information.

Share Capital

The authorized share capital of the Company consists of 350,000,000 shares, consisting of (i) 300,000,000 shares of ordinary shares, $0.005 nominal value per share, of which 50,000,000 shares are designated Class A Ordinary Shares, $0.005 nominal value per share (the “Class A Ordinary Shares”), and 250,000,000 shares are designated Class B Ordinary Shares, and (ii) 50,000,000 shares of preferred shares, $0.005 nominal value per share, of which 10,000,000 are designated as Series A Preferred Shares (the “Series A Preferred Shares”). Our Class B Ordinary Shares have been listed on the Nasdaq Capital Market since January 27, 2023, under the symbol “BREA.”

As of December 31, 2024, there were 6,258,000 Class A Ordinary Shares, 9,825,000 Class B Ordinary Shares, excluding 200,000 Class B Ordinary Shares issuable upon exercise of options and 210,350 Class B Ordinary Shares issuable upon exercise of warrants, and 545,000 Series A Preferred Shares issued and outstanding, excluding 38,150 Series A Preferred Shares issuable upon exercise of warrants.

Ordinary Shares

Under our constitution, the holders of Class A Ordinary Shares are entitled to ten (10) votes for each Class A Ordinary Share held of record and the holders of Class B Ordinary Shares are entitled to one (1) vote for each Class B Ordinary Share held of record on all matters submitted to a vote of the shareholders. Subject to the prior rights of the holders of our preferred shares, the holders of our ordinary shares are entitled to receive dividends as and when recommended and declared by our board of directors or declared by our shareholders. Subject to the rights of the holders of our preferred shares, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our ordinary shares are entitled to share pro rata in the distribution of the balance of our assets. Holders of ordinary shares have no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our ordinary shares. There is no provision in our constitution requiring holders of ordinary shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred shares that we may designate in the future.

Preferred Shares

Under our constitution, we are authorized to issue, without shareholder approval, up to 50,000,000 preferred shares, issuable in one or more series, and, subject to the provisions of the Irish Companies Act, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as our board of directors may determine and as further set out in the constitution, and such rights and privileges, including dividend and voting rights, may be superior to those of the ordinary shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our ordinary shares and the voting and other rights of the holders of ordinary shares.

Our board of directors has designated the Series A Preferred Shares. The voting rights of Series A Preferred Shares are limited to protective provisions, requiring consent for issuance of senior securities and material adverse amendments. The Series A Preferred Shares rank senior to our ordinary shares in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders and the holders are entitled to receive an amount per share equal to the original issue price plus any accrued but unpaid dividends before any distribution to the holders of our ordinary shares. The holders of Series A Preferred Shares are entitled to receive dividends as and when recommended and declared by our board of directors or declared by our shareholders on a pari passu basis with our ordinary shares according to the number of Class B Ordinary Shares then issuable to such holders upon conversion of the Series A Preferred Shares. Each Series A Preferred Share is convertible into eight Class B Ordinary Shares at the option of the holder, subject to adjustment as described in the certificate of designation. The Series A Preferred Shares are redeemable by us, commencing on the first anniversary of the original issue date, at 150% of the original issue price, payable in cash or Class B Ordinary Shares.

Issuance of Shares

We have the authority, pursuant to our constitution, to increase or reduce our authorized but unissued share capital by ordinary resolution (unless otherwise determined by the Board) by creating additional shares of any class or series. An ordinary resolution of our company requires more than 50% of the votes cast at the shareholder meeting by shareholders entitled to vote at that meeting. As a matter of Irish law, the board of directors of a company may issue authorized but unissued new shares without shareholder approval once authorized to do so by the constitution of the company or by an ordinary resolution adopted by the shareholders at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, our constitution authorizes our board of directors to issue new shares up to the amount of our authorized but unissued share capital without shareholder approval for a period of five years from the date of adoption of our constitution. We expect that we will seek to renew such general authority at an annual general meeting before the end of that five-year period.

Pre-emption Rights, Share Warrants and Share Options

Under Irish law, certain statutory pre-emption rights apply automatically in favor of our shareholders when our ordinary shares are issued for cash. However, we opted out of these pre-emption rights in our constitution as permitted under Irish law. This opt-out may be renewed every five years under Irish law by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes cast by our shareholders at a meeting of shareholders. We expect that we will seek renewal of the opt-out at an annual general meeting within five years from the date on which our constitution was adopted. If the opt-out expires and is not renewed, ordinary shares issued for cash must be offered to our pre-existing ordinary shareholders pro rata based on their existing shareholding before the ordinary shares can be issued to any new shareholders or pre-existing shareholders in an amount greater than their pro rata entitlements. The statutory pre-emption rights:

●	generally do not apply where shares are issued for non-cash consideration;

●	do not apply to the issuance of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any dividend and capital distribution, which are sometimes referred to as non-participating shares); and

●	do not apply to the issuance of shares pursuant to certain employee compensation plans.

Our constitution provides that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the constitution. We will be subject to the rules of Nasdaq that require shareholder approval of certain equity plans and share issuances. Our board of directors may authorize the issuance of shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Under Irish law, we are prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share award, bonus share or any other share-based grant must be paid pursuant to the Irish Companies Act.

Share Repurchases and Redemptions

Overview

Our constitution provides that, subject to Irish law, any ordinary share we agree to acquire shall be deemed to be a redeemable share. Accordingly, for Irish law purposes, the repurchase of ordinary shares by us may technically be effected as a redemption of those ordinary shares as described below under “Repurchases and Redemptions.” If our constitution did not contain such provisions, repurchases by us would be subject to many of the same rules that apply to purchases of our ordinary shares by subsidiaries described below under “Purchases by Subsidiaries,” including the shareholder approval requirements described below. Except where otherwise noted, when we refer to repurchasing or buying back our ordinary shares, we are referring to the redemption of ordinary shares by us pursuant to the constitution or the purchase of our ordinary shares by a subsidiary of the Company, in each case in accordance with our constitution and Irish law as described below.

Repurchases and Redemptions

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described below under “Dividends”) or the proceeds of a new issue of shares for that purpose. The redemption of redeemable shares may only be made by a public limited company where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of the company. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem our ordinary shares.

The board of directors will also be entitled to issue other classes or series of shares that may be redeemed at the option of either us or the shareholder, depending on the terms of such shares. Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. While we hold shares as treasury shares, we cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by us or re-issued subject to certain conditions.

Purchases by Subsidiaries

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase our ordinary shares. A general authority of our shareholders is required to allow a subsidiary of ours to make on-market purchases of our ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of our ordinary shares is required. We may elect to seek such general authority, which must expire no later than 18 months after the date on which it was granted, at our annual general meetings. For an off-market purchase by our subsidiary, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, from the date of the notice of the meeting at which the resolution approving the contract is to be proposed, the purchase contract must be on display or must be available for inspection by shareholders at our registered office.

The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds our ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of our ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of a company, less accumulated realized losses of the company on a standalone basis. In addition, no dividend or distribution may be made unless the net assets of a company are not less than the aggregate of a company’s called up share capital plus undistributable reserves and the distribution does not reduce the company’s net assets below such aggregate. Undistributable reserves include a company’s undenominated capital (effectively its share premium and capital redemption reserve) and the amount by which the company’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the company’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. The determination as to whether or not a company has sufficient distributable reserves to fund a dividend must be made by reference to “relevant financial statements” of the company. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of the company’s unconsolidated financial position in accordance with accepted accounting practice in Ireland. These “relevant financial statements” must be filed in the Companies Registration Office (the official public registry for companies in Ireland). Our constitution authorizes the board of directors to declare such dividends as appear justified from the profits of the company without the approval of the shareholders. The board of directors may also recommend a dividend to be approved and declared by our shareholders at a general meeting. Our dividends can be declared and paid in the form of cash or non-cash assets, subject to applicable law. Our board of directors may deduct from any dividend or other moneys payable to any shareholder all sums of money, if any, due from the shareholder to the Company in respect of ordinary shares of the Company. Our board of directors is also authorized to issue shares in the future with preferred rights to participate in dividends declared by the Company. The holders of such preference shares may, depending on their terms, rank senior to the holders of the ordinary shares of the Company with respect to dividends. We do not anticipate paying any cash dividends in the foreseeable future.

Bonus Shares

Under our constitution, our board of directors may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account or other of our undistributable reserves for issuance and distribution to shareholders as fully paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Our constitution provides that we will have a first and paramount lien on every share for all debts and liabilities of any shareholder to the Company, whether presently due or not, payable in respect of such share. Subject to the terms of the allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the constitution of an Irish company limited by shares such as the Company and will only be applicable to shares of the Company that have not been fully paid up.

Consolidation and Division; Subdivision

Under our constitution, we may, by ordinary resolution (unless the board of directors determines otherwise), divide any or all of our share capital into shares of smaller nominal value than its existing shares (often referred to as a share split) or consolidate any or all of our share capital into shares of larger nominal value than its existing shares (often referred to as a reverse share split).

Reduction of Share Capital

We may, by ordinary resolution, reduce our authorized but unissued share capital. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce our issued share capital, and any undenominated share capital.

Other Important Provisions in Our Constitution

The following is a summary of certain important provisions of our constitution. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to our constitution. For further information, please refer to the full version of our constitution, which is filed as an exhibit to this annual report.

Directors

Interested Transactions

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with the applicable Irish company are required to declare the nature of their interest at a meeting of the board of directors of the applicable Irish company. An Irish company is required to maintain a register of declared interests, which must be available for shareholder inspection.

Our constitution provides that an interested director may vote on a resolution concerning a matter in which he or she has declared an interest.

Remuneration of Directors

Under the constitution, the board of directors are authorized to set the remuneration of the directors. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors.

Age Limit Requirement

Under the Irish Companies Act, our directors must be at last eighteen (18) years of age but it does not impose any mandatory age-related retirement or non-retirement requirement for our directors.

Share Ownership

A director is not required to hold any shares in our company to qualify to serve as a director.

Quorum

Under our constitution, the quorum for the transaction of business at a meeting of our board of directors is a majority of the directors in office.

Borrowing Powers

Subject to our constitution and the Irish Companies Act, our board of directors may exercise all of our powers to: (i) borrow money; (ii) indemnify and guarantee; (iii) mortgage or charge; (iv) create and issue debentures and other securities; and (v) give security either outright or as collateral security for any of our debt, liability or obligation or any of a third party.

Action Necessary to Change the Rights of Holders of Our Shares

Where our shares are divided into different classes, the rights attaching to a class of shares may only be varied or abrogated if (a) the holders of 75% in nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation.

The provisions of our constitution relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the class entitled to vote at the meeting in question.

The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by a purchase or redemption by us of our own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

General Meetings

We were required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end.

Notice of an annual general meeting must be given to all of our shareholders and to our auditors. Our constitution provides for a minimum notice period for an annual general meeting of 21 days, which is the minimum permitted under Irish law.

Generally speaking, the only matters which must, as a matter of Irish law, be transacted at an annual general meeting are (i) the presentation of the annual statutory financial statements, balance sheet and reports of the directors and auditors, (ii) the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same) and (iii) the review by the members of the company’s affairs. If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office. Under our constitution, each director will be required to retire from office at each annual general meeting and shall be eligible for reelection.

As provided under Irish law, extraordinary general meetings may be convened (i) by our board of directors, (ii) by request of our shareholders holding not less than 10% of our paid up share capital carrying voting rights for so long as our shares are not admitted to trading on a regulated market in any member state of the European Union, (iii) by request of our statutory auditor in connection with its resignation or (iv) in exceptional cases, by court order.

At least 21 days’ notice of any annual general meeting or general meeting at which a special resolution is proposed and 14 days in all other circumstances must be given to shareholders, each director and our auditors, under our constitution. The notice periods prescribed for the convening of general meetings are on the basis of “clear” days, meaning the deemed date of receipt of the notice and the date of the meeting itself are not counted towards the minimum number of days’ notice required.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our board of directors will have 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If our board of directors becomes aware that our net assets are not greater than half of the amount of our called-up share capital, the directors must convene an extraordinary general meeting of shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for Shareholder Meetings

Under our constitution, the presence, in person or by proxy, of one or more shareholders holding not less than a majority of our issued shares that carry the right to vote at the meeting constitutes a quorum for the conduct of any business at a general meeting.

Record Dates

Our constitution provides that the board may fix in advance a date as the record date (i) for any such determination of members entitled to notice of or to vote at a meeting of the members, which record date shall not be more than eighty (80) days before the date of such meeting, and (ii) for the purpose of determining the members entitled to receive payment of any dividend or other distribution, or in order to make a determination of members for any other proper purpose, which record date shall not be more than eighty (80) days prior to the date of payment of such dividend or other distribution or the taking of any action to which such determination of members is relevant.

If no record date is fixed for the determination of members entitled to notice of or to vote at a meeting of members, the date immediately preceding the date on which notice of the meeting is deemed given under our constitution will be the record date for such determination of members.

Shareholder Proposals

Under Irish law, there is no general right for a shareholder to put items on the agenda of an annual general meeting of a U.S.-listed company, other than as set out in the constitution of a company. Under our constitution, in addition to any other applicable requirements, for business or nominations to be properly brought before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to our corporate secretary in a timely manner as prescribed in the constitution.

For nominations to the board, the notice must include all information about the director nominee that is required to be disclosed by SEC rules regarding the solicitation of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting and a discussion of any material interest of the shareholder in the business. Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about the shareholder and the shareholder’s holdings of our ordinary shares. The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in our constitution), and if any proposed business is not in compliance with these provisions, to declare that such defective proposal shall be disregarded.

Director Nominations

The Irish Companies Act provides for a minimum of two directors. Our constitution provides that the number of directors will be not less than two and not more than twelve. The authorized number of directors within the prescribed range will be determined solely by our board of directors and does not require approval or ratification by the shareholders in a general meeting. Our directors will be elected by way of an ordinary resolution at a general meeting save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of the directors is reduced below the fixed minimum number, the remaining director or directors may appoint an additional director or additional directors to make up such minimum or may convene a general meeting for the purpose of making such appointment. Casual vacancies may be filled by the board of directors.

Under our constitution, our board of directors has the authority to appoint directors to the board either to fill a vacancy or as an additional director. A vacancy on the board of directors created by the removal of a director may be filled by an ordinary resolution of the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy. The board of directors may fill a vacancy by an affirmative vote of a majority of the directors constituting a quorum. If there is an insufficient number of directors to constitute a quorum, the board may nonetheless act to fill such vacancies or call a general meeting of the shareholders. Under our constitution, if the board fills a vacancy, the director will hold this position as a director for a term that will coincide with the remaining term of the relevant class of director. If there is an appointment to fill a casual vacancy or an addition to the board, the total number of directors shall not at any time exceed the number of directors from time to time fixed by the board in accordance with our constitution.

Anti-Takeover Provisions

Shareholder Rights Plans and Share Issuances

Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure; there is no directly relevant case law on this issue. We do not currently have a rights plan in place.

Our constitution expressly authorizes our board of directors to adopt a shareholder rights plan, subject to applicable law, including the Irish Takeover Rules and Substantial Acquisition Rules described below and the requirement for shareholder authorization for the issue of shares described above.

Subject to the Irish Takeover Rules described above, our board of directors also has power to issue any of our authorized and unissued shares on such terms and conditions as it may determine and any such action should be taken in the best interests of the Company. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Material Differences Between Irish Law and Delaware General Corporation Law

Our corporate affairs will be governed by our constitution and applicable Irish law, including the Irish Companies Act. Irish laws differ from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between Irish law and the Delaware General Corporation Law, or DGCL. This summary is qualified in its entirety by reference to the DGCL, the Irish laws and our governing corporate instruments.

Number and Election of Directors

Under the DGCL, the board of directors must consist of at least one number. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation. Under the DGCL, directors are elected at annual stockholder meetings by a plurality vote of the stockholders, unless a shareholder-adopted bylaw prescribes a different required vote.

The Irish Companies Act provides for a minimum of two directors. Our constitution provides that the number of directors will be not less than two and not more than twelve. The authorized number of directors within the prescribed range will be determined solely by our board of directors and does not require approval or ratification by the shareholders in a general meeting. Our directors will be elected by way of an ordinary resolution at a general meeting save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of the directors is reduced below the fixed minimum number, the remaining director or directors may appoint an additional director or additional directors to make up such minimum or may convene a general meeting for the purpose of making such appointment. Casual vacancies may be filled by the board of directors.

Director Qualifications

Delaware law does not have director residency requirements comparable to those of the Irish Companies Act. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.

Under the Irish Companies Act, a director is not required to hold a share in our capital as qualification for his or her office but must be qualified as required by the Irish Companies Act to become, act or continue to act as a director. The Irish Companies Act provides that the following persons are disqualified from being a director of a corporation: (i) anyone who is less than 18 years of age; (ii) a person who is not an individual; and (iii) a person who has the status of a bankrupt. Further, the Irish Companies Act provides that at least one of the directors of the company must be resident in a state in the European Economic Area, or EEA state, and if not, a bond is required to be put in place under section 137 of the Irish Companies Act.

Vacancies on the Board of Directors

Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Any vacancy on our board of directors, including a vacancy resulting from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a director, shall be deemed a casual vacancy. A vacancy on the board of directors created by the removal of a director may be filled by an ordinary resolution of the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy. The board of directors may fill a vacancy by an affirmative vote of a majority of the directors constituting a quorum, provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with our constitution as the maximum number of directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. A director retiring at a meeting shall retain office until the close or adjournment of the meeting.

Transactions with Directors and Officers

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with the applicable Irish company are required to declare the nature of their interest at a meeting of the board of directors of the applicable Irish company. An Irish company is required to maintain a register of declared interests, which must be available for shareholder inspection.

Our constitution provides that an interested director may vote on a resolution concerning a matter in which he or she has declared an interest.

Call and Notice of Shareholder Meetings

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

At least 21 days’ notice of any annual general meeting or general meeting at which a special resolution is proposed and 14 days in all other circumstances must be given to shareholders, each director and our auditors, under our constitution. The notice periods prescribed for the convening of general meetings are on the basis of “clear” days, meaning the deemed date of receipt of the notice and the date of the meeting itself are not counted towards the minimum number of days’ notice required.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of this requisition notice, our board of directors will have 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

Shareholder Action by Written Consent

Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.

Under the Irish Companies Act and the constitution, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Shareholder Proxy

Under the DGCL, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Under Irish law, a shareholder may designate another person to attend, speak and vote at a general meeting of the company on their behalf by proxy, which proxy need not be a shareholder. Voting rights may be exercised by shareholders registered in the share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in accordance with our constitution. Our constitution permits the appointment of proxies by our shareholders to be notified to us electronically, when permitted by our directors.

Amendment of Governing Instrument

Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation nay, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Irish law requires a special resolution of our shareholders (approval by not less than 75% of the votes cast at a general meeting of our shareholders) to approve any amendments to our constitution.

Votes on Mergers, Consolidations and Sales of Assets

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Pursuant to Irish law, shareholder approval in connection with a transaction involving the Company would be required under the following circumstances:

(i)	in connection with a scheme of arrangement, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme would be required;

(ii)	in connection with an acquisition of the Company by way of a merger with an EU company under the EU Cross-Border Mergers Directive 2017/1132, approval by a special resolution of the shareholders would be required; and

(iii)	in connection with a merger with an Irish company under the Irish Companies Act, approval by a special resolution of shareholders would be required.

Dissenter’s Rights of Appraisal

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Generally, under Irish law, shareholders of an Irish company do not have statutory appraisal rights. If we are being merged as the transferor company with another EEA company under the European Communities (Cross-Border Merger) Regulations 2008 (as amended) or if we are being merged with another Irish company under the Irish Companies Act, (i) any of our shareholders who voted against the special resolution approving the merger or (ii) if 90% of our shares are held by the successor company, any other of our shareholders, may be entitled to require that the successor company acquire its shares for cash.

Preemptive Rights

Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro rata basis, commonly referred to as the statutory preemption right. However, we have opted out of these preemption rights in our constitution as permitted under Irish law. Because Irish law permits this opt-out to last for a maximum of five years, our constitution provides that this opt-out will lapse five years after the adoption of our constitution. Such opt-out may be renewed by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes cast at a general meeting of our shareholders. If the opt-out is not renewed, shares issued for cash must be offered to our preexisting shareholders pro rata before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for noncash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

Shareholder Derivative Actions

Under Delaware law, stockholders may bring derivative actions on behalf of, and for the benefit of, the corporation. The plaintiff in a derivative action on behalf of the corporation either must be or have been a stockholder of the corporation at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains.

Under Irish law, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company.

The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go unredressed.

The principal case law under Irish law indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(i)	where an ultra vires or illegal act is perpetrated;

(ii)	where more than a bare majority is required to ratify the “wrong” complained of;

(iii)	where the shareholders’ personal rights are infringed;

(iv)	where a fraud has been perpetrated upon a minority by those in control; or

(v)	where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong.

Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Takeover Rules and Substantial Acquisition Rules

Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with a holder of 15% or more of the corporation’s voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, assets sales and other similar transactions with an interested stockholder.

A transaction in which a third party seeks to acquire 30% or more of our voting rights and any other acquisitions of our securities will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder, and will be regulated by the Irish Takeover Panel. The general principles of the Irish Takeover Rules, or the General Principles, and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

(i)	in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(ii)	the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the Board of Directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

(iii)	a target company’s Board of Directors must act in the interests of that company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(iv)	false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(v)	a bidder can only announce an offer after ensuring that he or she can fulfill in full the cash consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(vi)	a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

(vii)	a “substantial acquisition” of securities, whether such acquisition is to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares, or other voting securities, of a company may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding voting securities in that company at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in a company, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in a company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person, together with its concert parties, would increase by 0.05% within a 12-month period. Any person, excluding any parties acting in concert with the holder, holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirement

If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must not be less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares (1) during the 12-month period prior to the commencement of the offer period that represent more than 10% of our total ordinary shares or (2) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per share must not be less than the highest price paid by the bidder or its concert parties during, in the case of clause (1), the 12-month period prior to the commencement of the offer period or, in the case of (2), the offer period. The Irish Takeover Panel may apply this Rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, our board of directors is not permitted to take any action that might frustrate an offer for our shares once our board of directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (1) the issue of shares, options, restricted share units or convertible securities, (2) material acquisitions or disposals, (3) entering into contracts other than in the ordinary course of business or (4) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our board of directors has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:

(i)	the action is approved by our shareholders at a general meeting; or

(ii)	the Irish Takeover Panel has given its consent, where:

a.	it is satisfied the action would not constitute frustrating action;

b.	our shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

c.	the action is taken in accordance with a contract entered into prior to the announcement of the offer, or any earlier time at which our Board of Directors considered the offer to be imminent; or

d.	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Shareholders’ Rights Plan

Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law. In addition, such a plan would be subject to the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules. Our constitution allows our board of directors to adopt a shareholder rights plan upon such terms and conditions as our board of directors deems expedient and in the best interests of us, subject to applicable law.

Subject to the Irish Takeover Rules, our board of directors also has the power to issue any of our authorized and unissued shares on such terms and conditions as it may determine and any such action should be taken in our best interests. It is possible, however, that the terms and conditions of any issue of preference shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares.

Disclosure of Interests in Shares

Under the Irish Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our voting shares, or if as a result of a transaction a shareholder who was interested in 3% or more of our voting shares ceases to be so interested. Where a shareholder is interested in 3% or more of our voting shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the voting shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, we, under the Irish Companies Act, may, by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our shares, provide additional information, including the person’s own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to the Irish court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

(i)	any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

(ii)	no voting rights shall be exercisable in respect of those shares;

(iii)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(iv)	no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event we are in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in our securities of 1% or more.